                                                             Exhibit 11
                           CHECKMATE ELECTRONICS, INC.

                        COMPUTATION OF PER SHARE EARNINGS

                                           Three Months Ended  Nine Months Ended
                                              September 30,      September 30,
                                           ------------------  -----------------
                                              1996     1995      1996     1995
                                            -------  -------   -------  -------
                                           (in thousands, except per share data)
PRIMARY:
Weighted average common shares
 outstanding during the period                5,178    5,052     5,129    5,034

Net effect of dilutive stock options and
 stock warrants - based on the treasury stock
 method using the average market price          478      542       480      318
                                            -------  -------   -------  -------
Total common and common
 equivalent shares                            5,656    5,594     5,609    5,352
                                            =======  =======   =======  =======
Net income                                  $   168  $   758   $ 1,888  $ 2,059

Add interest from assumed investment of
 excess stock option proceeds, net of
 federal income tax effect                        0        0         0        9
                                            -------  -------   -------  -------
Total                                       $   168  $   758   $ 1,888  $ 2,068
                                            -------  -------   -------  -------
Net income per share                        $  0.03  $  0.14   $  0.34  $  0.39
                                            =======  =======   =======  =======

FULLY DILUTED:
Weighted average common shares
 outstanding during the period                5,178    5,052     5,129    5,034

Net effect of dilutive stock options and stock
 warrants - based on the treasury stock
 method using the ending market price,
 if higher than average market price            522      593       522      593
                                            -------  -------   -------  -------
Total common and common
 equivalent shares                            5,700    5,645     5,651    5,627
                                            =======  =======   =======  =======
Net income                                  $   168  $   758   $ 1,888  $ 2,059

Add interest from assumed investment of
 excess stock option proceeds, net of
 federal income tax effect                        0        0         0        9
                                            -------  -------   -------  -------
Total                                       $   168  $   758   $ 1,888  $ 2,068
                                            =======  =======   =======  =======
Net income per share                        $  0.03  $  0.13   $  0.33  $  0.37
                                            =======  =======   =======  =======

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